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                                                                    Exhibit 10.4

                 AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
                          2000 Las Vegas Boulevard South
                             Las Vegas, Nevada 89104


May __, 2004, as of April 1, 2004
Mr. Richard P. Brown
Stratosphere Corporation
2000 Las Vegas Boulevard South
Las Vegas, Nevada 89104

Dear Mr. Brown:

Effective March 31, 2004, your employment agreement, entered into in December 2002, with Stratosphere Corporation expired. You and American Casino & Entertainment Properties LLC (the "Company"), the parent of, among others, Stratosphere Corporation, have agreed upon the terms of your employment agreement for the period commencing April 1, 2004. This letter (the "Agreement") sets forth the terms upon which you shall be employed by the Company.

You ("Employee") and the Company agree as follows:

1.    Employment

Upon the terms and conditions hereinafter set forth, the Company hereby agrees to employ Employee and Employee hereby agrees to become employed by the Company. During the Term of Employment (as hereinafter defined), Employee shall be employed in the position of President and Chief Executive Officer of the Company and each of its operating subsidiaries, and such other executive positions with the Company and/or any of its subsidiaries as are decided upon from time to time by the Board of Directors of the Company ("Board"). Employee shall serve in all such capacities at the pleasure of the Board. Employee shall report to and be under the supervision of the Board. During the Term of Employment, Employee shall devote his professional attention to the business and affairs of the Company and its subsidiaries, shall use his best efforts to advance the best interests of the Company and shall comply with the reasonable policies of the Company, including, without limitation, such policies with respect to conflict of interest, confidentiality and business ethics from time to time in effect. Employee understands that the Company may make Employee's time, skill and services available to affiliated entities of the Company, including GB Holdings, Inc. and its subsidiaries and should it do so, the Company would be entitled to be reimbursed therefore by the affiliated entity.

Except as specifically provided herein, during the Term of Employment, the Employee shall not, without the prior written consent of the Company, render services, whether or not compensated, to any other person or entity as an employee, independent contractor or otherwise, provided, however, that nothing contained herein shall restrict the Employee from rendering services in charitable organizations, or being involved in the business of racing/breeding of thoroughbred horses (provided that Employee devotes his full professional attention to the business and affairs of the Company, its subsidiaries and of any affiliated entities to which the Company has made his services available) subject to the terms and conditions set forth herein and in such manner as shall not interfere with the performance by the Employee of this duties hereunder.
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2.    Term

      The employment period shall commence as of April 1, 2004 ("Commencement Date") and shall continue, unless the parties otherwise agree in writing, throughout the term (the "Term of Employment") ending on March 31, 2006 ("Expiration Date" or "expiration") or such later date as the parties may agree upon in writing.

3.    Compensation

      For all services to be performed by Employee under this Agreement, during the Term of Employment, the Employee shall be compensated in the following manner:

      (a)   Base Compensation

            The Company will pay Employee a salary (the "Base Salary") initially at an annual rate of $500,000. The Base Salary shall be payable in accordance with the normal payroll practice of the Company (but no less frequently than bi-weekly).

      (b)   Bonus Compensation

                  During the Term of Employment, Employee shall be entitled to receive an annual bonus (the "Annual Bonus"), if any, as computed based upon the following formula:

                  For the purposes of computing the bonus, the EBITDA for
            Stratosphere, Fresca LLC, Arizona Charlie's LLC and GB Holdings, Inc. shall be added together. For calendar 2004, the EBITDA Plan shall be $74.5 million. For calendar 2005, the EBITDA Plan shall be that number as is agreed between Employee and the Company prior to December 31, 2004, or, if they cannot agree, then such number as determined by the Board.

                  Employee shall be paid his annual bonus on March 31, 2005 and
            2006 as follows:

                  If Combined EBITDA equals or exceeds EBITDA Plan by less than
            7.5%, the bonus shall be equal to $75,000. If Combined EBITDA exceeds EBITDA Plan by 7.5% but less than 15%, the bonus shall be equal to $150,000. If Combined EBITDA exceeds EBITDA Plan by 15% or more, the bonus shall be $250,000.

                  The allocation of the bonus expense shall be made by the Audit
            Committee of the General Partner of American Real Estate Partners, LP among all or some of the four properties, as determined to be fair and equitable by the Audit Committee. If the Audit Committee fails, for whatever reason, to make such allocation, it shall be made by the Board of Directors of the General Partner of American Real Estate Partners, LP.

      (c)   Taxes

            All amounts paid by the Company to Employee under or pursuant to this Agreement, including, without limitation, Base Salary and Bonuses, or any other compensation or benefits, whether in cash or in kind, shall be subject to normal withholding and
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            deductions imposed by any one or more of local, state and federal governments.

4.    Termination

      This Agreement shall terminate and the Term of Employment shall end, on the first to occur of (each a "Termination Event"):

      (a)   The Expiration Date;

      (b) The death of Employee or the total or partial disability that renders Employee unable to perform in his position with the Company for a period of at least 90 consecutive business days; The discharge of Employee by the Company with or without Cause (as defined below); or

      (c) The voluntary resignation of Employee (and without limiting the effect of such resignation, Employee agrees to provide the Company with not less than 21 days prior written notice of his resignation).

As used herein, "Cause" is defined as Employee's: (i) personal misconduct, (ii) substance abuse, (iii) negligence or failure to perform work duties or other obligations to the Company, (iv) conviction of a crime or being charged with a felony, (v) commission of a fraudulent act; (vi) federal or state criminal indictment for securities law violation, (vii) commission of an act of moral ineptitude or dishonesty, (viii) failure to comply with any of the terms of this Agreement; (ix) willful disclosure, not required by any law or court order, of any trade secrets or confidential corporate information of the Company to persons not authorized to know same; (x) any revocation or suspension by any state or local authority of Employee's license to be the Chief Executive Officer (or similar position) of any of the Company's subsidiary or affiliated entity or
(xi) any other event which could cause the gaming authorities, having jurisdiction over the Company or its affiliates, to seek any redress or remedy against Employee, the Company or its affiliates as a result of Employee's acts or failure to not.

5.    Effect of Termination

      (a) In the event that Employee's employment is terminated prior to the Expiration Date (i) for any of the reasons set forth in Section 4(b) above (i.e., death or disability) or (ii) for any of the reasons set forth in Section 4(d) above (i.e., voluntary resignation) or (iii) due to the discharge of Employee by the Company with Cause; then, in lieu of any other payments of any kind (including, without limitation, any severance payments), Employee shall be entitled to receive, within thirty (30) days following the date on which the Termination Event in question occurred (the "Termination Date") any amounts of Base Salary and previously earned bonus due and unpaid to Employee from the Company as of the Termination Date in question.

      (b) In the event that Employee's employment is terminated prior to the Expiration Date (i) due to the discharge of Employee by the Company without Cause or (ii) in the event that Employee ceases to be employed by the Company except such cessation of employment that is
            (A) due to the discharge of Employee by the Company with Cause or
            (B) for any of the reasons set forth in Section 4(b) above (i.e., death or
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            disability) or in Section 4(d) above (i.e., voluntary resignation);
            then, in lieu of any other payments of any kind (including, without limitation, any severance payments), Employee shall be entitled to receive, within thirty (30) days following the applicable Termination Date ____________________ cessation of employment date:

            i. any amounts of Base Salary and previously earned bonus due and unpaid to Employee from the Company as of the Termination Date in question; and

            ii. a lump-sum payment in the amount equal to then current Base Salary.

For the purpose of this Paragraph 5, the annual bonus shall be deemed earned with respect to any year on the last business day of March of the year following the year with respect to which the Combined EBITDA is computed, so that by way of example, the bonus with respect to the 2004 Combined EBITDA shall be deemed earned on March 31, 2005.

6.    Non-Disclosure

      During the term of this Agreement and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, respectively, all secret or confidential information, knowledge or data, including without limitation trade secrets, investments, contemplated investments, business opportunities, valuation models and methodologies, relating to the business of the Company or its affiliates, and their respective businesses, (i) obtained by Employee during Employee's employment by the Company and (ii) not otherwise in the public domain. Employee shall not, without prior written consent of the Company, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel; communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by the Company, provided, however, that Employee will assist the Company, at the Company's expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such information disclosed pursuant too the terms of this Agreement.

      All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions (collectively, "Inventions"), including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during the Term of Employment, whether or not patentable and whether or not on the Company's time or with the use of the Company's facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Employee to the Company. Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Company) to vest title to any such Invention in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions. Employee also agrees to keep confidential and not disclose to third persons any personal information regarding any controlling person of the Company and any member of the immediate family of such person.
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      Employee is scheduled to receive potential bonuses and base salary increases under this Agreement, which will benefit Employee based upon the performance of the Company's business. Employee represents to the Company that the enforcement of the restrictions contained in this section would not be unduly burdensome to Employee. Employee agrees that the remedy at law for any breach by Employee of the provisions of this section may be inadequate and that the Company shall be entitled to injunctive relief, without posting any bond. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

      From the date hereof through March 31, 2007, Employee agrees that he will not, if he is, for whatever reason, no longer employed by the Company or any of its affiliates, employ or offer employment to or suggest to or cause any other entity to employ or offer employment to any person who is then employed by the Company or any of its affiliates or who was employed by the Company or any of its affiliates during any period that Employee was so employed and whose employment by the Company or any such affiliate has ceased for a period of less than one year. This provision shall not apply to Joanne Lamond, Employee's current secretary.

7.    Benefits

      During the Term of Employment, Employee shall be entitled (i) to receive certain healthcare and other employee benefits comparable to those received by other employees at a similar pay level and/or position with the Company; and (ii) 20 business days paid vacation per calendar year, at the rate of 1.67 days per each calendar month.

8.    Miscellaneous

      (a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements.

      (b) This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representatives, heirs, distributes, successors (whether by merger, operation of law or otherwise) and assigns of the parties hereto; provided, however, that Employee may not delegate any of Employee's duties hereunder, and may not assign any of Employee's rights hereunder, without the prior written consent of the Company.

      (c) This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of Nevada.

      (d) Employee covenants and represents that he is not a party to any contract, commitment or agreement, not is he subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict him from entering into and performing his obligations under this Agreement.
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      (e)   This Agreement and all of its provisions, other than provisions of
            Section 5 and Section 6 hereunder, shall terminate upon Employee ceasing to be Employee of the Company for any reason.


                                         AMERICAN CASINO & ENTERTAINMENT
                                         PROPERTIES LLC

                                         By:   American Entertainment Properties
                                               Corp., it's sole member



                                         By:   /s/ Keith Meister
                                               ---------------------------------
                                               KEITH MEISTER, DIRECTOR




                                         EMPLOYEE:



                                          /s/ Richard Brown
                                         ---------------------------------------
                                         RICHARD BROWN